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Exhibit 10.12

EMPLOYMENT AGREEMENT

        This AGREEMENT (the "Agreement") by and between Pinnacle Gas Resources, Inc., a Delaware corporation (the "Company") and Peter G. Schoonmaker (the "Executive"), dated as of the 23rd day of June, 2003, and to be effective as of the Agreement Effective Date (as defined herein).

        In entering into this Agreement, the Board of Directors of the Company (the "Board") desires to provide the Executive with substantial incentives to serve the Company as one of its senior executives performing at the highest level of leadership and stewardship, without distraction or concern over minimum compensation, benefits or tenure, to manage the Company's future growth and development, and maximize the returns to the Company's stockholders.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.     Employment Period.    As of the Agreement Effective Date (hereinafter defined), the Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment with the Company, in accordance with, and subject to, the terms and provisions of this Agreement, for the period (the "Employment Period") commencing on the Agreement Effective Date and ending on the 2nd anniversary of the Agreement Effective Date; provided, on the first day after the 1st anniversary of the Agreement Effective Date and on each day thereafter, the Employment Period shall automatically be extended for an additional one day without any further action by either the Company or the Executive, it being the intention of the parties that there shall be continuously a remaining term of not less than one year's duration of the Employment Period until an event has occurred as described in, or one of the parties shall have made an appropriate election and notification pursuant to, the provisions of Section 3. The foregoing to the contrary notwithstanding, the Executive acknowledges and agrees that his employment is at will, that he has no right to continued employment and that, subject to the terms of this Agreement, his employment may be terminated at any time.

        2.     Terms of Employment.

          (a)   Position and Duties.    During the Employment Period, the Executive shall hold the position of Chief Executive Officer, having the duties and responsibilities described in Exhibit A. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees (provided that Executive agrees that, without the prior written consent of the Board of Directors, he shall not serve as a Member of the Board of Directors of any company primarily engaged in the exploration and production of oil and gas), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments (provided that no such investment shall exceed 5% of the equity of any entity without the prior approval of the Board; and provided further that without the prior written consent of the Board, the Executive shall not hold an ownership interest valued in excess of $50,000 in (i) an entity that is engaged in the exploration or production of oil or gas in the Powder River Basin of Wyoming and Montana, or (ii) an entity which provides drilling or other services to any entity described in clause (i) above), so long as such activities do not interfere with the performance of the Executive's responsibilities as an officer of the Company in accordance with this Agreement. The Executive will promptly disclose in writing to the Board any interest held by Executive in any entity which has an equity interest in the Company.

          (b)   Compensation.

              (i)  Base Salary.    Commencing on the date on which Executive commences full time employment with the Company and thereafter during his Employment Period, the Executive shall receive an annual base salary of $150,000 ("Annual Base Salary"), which shall be paid in accordance with the Company's normal payroll practices. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and adjusted based on performance. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

             (ii)  Annual Performance Bonus.    In addition to Annual Base Salary, the Executive may be awarded, for each fiscal year or portion thereof during the Employment Period, an Annual Performance Bonus of up to $100,000 (the "Annual Bonus"), in the discretion of the Company, taking into account Executive's position, responsibilities, and accomplishments with the Company related to the controllable performance metrics of the Company as determined by the Board, prorated for any period consisting of less than 12 full months. In the discretion of the Board, the Annual Bonus may be payable in cash or stock.

            (iii)  Initial Option Grant.    As of the Closing Date (as defined in the Pinnacle Gas Resources, Inc. Preferred Stock and Common Stock Contribution and Subscription Agreement, dated as of June 23, 2003 (the "Contribution Agreement") by and among the Company, CCBM, Inc., a Delaware corporation, Rocky Mountain Gas, Inc., a Wyoming corporation and each of the CSFB Parties (as defined therein)), the Executive shall be granted an option (the "Initial Option") to purchase 3,300 shares of the Company's Common Stock (the "Option Shares"). The Initial Option may be exercised with respect to 20% of the Option Shares following the first anniversary of the Closing Date; with respect to an additional 30% of the Option Shares following the second anniversary of the Closing Date and with respect to all Option Shares following the third anniversary of the Closing Date, provided that as of each such anniversary the Executive remains in continuous employment with the Company. The exercise price of the Initial Option will be $100.00 per share, and the Initial Option shall have a term of 7 years. As a condition of his receipt of the Initial Option, the Executive will be required to become a party to the Pinnacle Gas Resources, Inc. Securityholders Agreement, dated June 23, 2003 (the "Securityholders Agreement"). The Initial Option shall be subject to (A) an employee stock option plan to be adopted by the Company ("Stock Incentive Plan"), (B) the Company's customary stock option award document containing terms consistent with the foregoing and (C) such other terms, consistent with the foregoing, to be established by the administrative committee of such Stock Incentive Plan. In addition, upon the funding of each Subsequent CSFB Contribution by the CSFB Parties, as provided in Section 2.5(a) of the Contribution Agreement, the Executive shall be granted an additional option (each an "Additional Option") to purchase an number of shares of Common Stock equal to the product of (i) amount of the Subsequent CSFB Contribution and (ii) .0001 (such product to be rounded to the nearest number of whole shares), up to a maximum of 1,200 shares of Common Stock in the aggregate for all Additional Options granted pursuant to this provision. Each Additional Caption shall have an exercise price of $100.00 per share, and will be subject to an exercise schedule, term and other conditions as if such Additional Option had been granted on the same date as the Initial Option. The terms "Common Stock," "Subsequent CSFB Contribution" and "CSFB Parties" shall have the meanings ascribed to such terms in the Contribution Agreement.

            (iv)  Incentive, Savings and Retirement Plans.    During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), and all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other salaried employees of the Company.

             (v)  Welfare Benefit Plans.    During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent adopted by the Company and applicable generally to other salaried employees of the Company.

            (vi)  Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company upon representation by the Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures. Without limiting the foregoing, in the event the Executive is required to relocate his primary residence at the request of the Board, then the Company will pay for the reasonable moving expenses incurred to move the Executive and his immediate family to such new location.

           (vii)  Vacation.    During the 1mployment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company.

        3.     Termination of Employment.

          (a)   Death or Disability.    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below) it may give to the Executive written notice in accordance with Section 9(d) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For the purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for either (i) 60 consecutive business days or (ii) in any two-year period 120 nonconsecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably.)

          (b)   Cause.    The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean for the Company's termination of the Executive's employment for any of the following: (i) the, Executive's conviction of, or plea of nolo contendere to, a felony crime; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a breach by Executive of a fiduciary duly owed to the Company; (iii) a breach by Executive of any of the covenants made by him in Sections 6 and 7 hereof; (iv) the willful and gross neglect by Executive of the duties specifically and expressly required by this Agreement; (v) the Executive's continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Executive's incapacity due to physical or mental illness or injury) for a period of 15 days after the Board, acting pursuant to a majority of its members, has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the basis for the Board's determination that the Executive has not substantially performed his duties and responsibilities; or (iv) commission of any act or acts of moral turpitude in violation of Company policy.

          (c)   Good Reason.    The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

              (i)  the assignment to the Executive of any duties materially inconsistent with the Executive's position as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

             (ii)  any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, substantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

            (iii)  any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

            (iv)  any failure by the Company to comply with and satisfy the requirements of Section 8 of this Agreement, provided that (A) the successor described in Section 8(c) has received, at least 10 days prior to the Date of Termination (as defined in subparagraph (e) below), written notice from the Company or the Executive of the requirements of such provision and (B) such failure to be in compliance and satisfy the requirements of Section 8 shall continue as of the Date of Termination.

          (d)   Notice of Termination.    Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(d) of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder nor preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e)   Date of Termination.    For purposes of this Agreement, the term "Date of Termination" means (1) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the ease may be.

        4.     Obligations of the Company upon Termination.

          (a)   Without Cause; For Good Reason.    If, during the Employment Period, (x) the Company shall terminate the Executive's employment other than for Cause, including a termination by reason of Disability (but not by reason of death), or (y) the Executive shall terminate employment for Good Reason:

              (i)  the Company shall pay or provide to or in respect of the Executive the following amounts and benefits:

              A.    in a lump sum in cash, within 30 days after the Date of Termination, an amount equal to the sum of (1) the Executive's Annual Base Salary payable with respect to the period ending on the Date of Termination, (2) any deferred compensation previously awarded to or earned by the Executive with respect to the period prior to the Date of Termination (together with any accrued interest or earnings thereon) and (3) any compensation for unused vacation time for which the Executive is eligible in accordance with the plans, policies, programs and practices of the Company, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations");

              B.    in a lump sum cash, discounted at 6%, within 30 days after the Date of Termination, an amount equal to 100% of Annual Base Salary that would have been paid annually to the Executive pursuant to this Agreement for the period (the "Remaining Employment Period") beginning on the Date of Termination and ending on the latest possible date of termination of the Employment Period in accordance with the provisions of Section l hereof (the "Final Expiration Date") if the Executive's employment had not been terminated;

              C.    effective as of the Date of Termination, (1) in the case of a termination under this Section 4(a) for reasons other than Disability, immediate vesting and exercisability of each and every stock option (including the Initial Option and each Additional Option), restricted stock award, restricted stock unit award and other equity-based award and performance award (each, a "Compensatory Award") that is outstanding as of a time immediately prior to the Date of Termination and (2) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the date which is 90 days after of the Date of Termination (or, in the case of a termination due to Disability, 12 months after the Date of Termination) or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date;

              D.    as soon as practicable following the fiscal year of the date of termination, an amount equal to the product of (x) any Annual Bonus that would have been paid to Executive with respect to the year of termination had the Date of Termination not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365;

             (ii)  for the Remaining Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section, 2(b)(iv) of this Agreement if the Executive's employment had not been terminated in accordance with the plans, practices, programs or policies of the Company (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"), but with the Company's medical benefits coverages being secondary to any coverages provided by another employer. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the

    Executive shall be considered to have remained employed until the Final Expiration Date and to have retired on such date.

          (b)   Death.    If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than (i) the payment of Accrued Obligations (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), (ii) the payment of an amount equal to the Annual Salary that would have been paid to the Executive pursuant to this Agreement during the Remaining Employment Period if the Executive's employment had not terminated by reason of death (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) reduced by the amount payable in respect of Executive's death under any life insurance policy (other than accidental death and dismemberment or travel accident policies) but only to the extent such amounts are attributable to premiums paid by the Company, (iii) during the period beginning on the Date of Termination and ending on the first anniversary thereof medical benefits coverage determined as if Executive's employment bad not terminated by reason of death, (iv) as soon as practicable following the fiscal year in which death occurs, payment of an amount equal to the product of (x) the Annual Bonus that would have been paid to Executive with respect to the year of termination had the Date of Termination not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365 and (v) effective as of the Date of Termination, the extension of the term during which each and every Compensatory Award may be exercised or purchased by the Executive until the earlier of (l) the first anniversary of the Date of Termination or (2) the date upon which the right to exercise or purchase any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date.

          (c)   Cause; Other than for Good Reason.    If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than for Accrued Obligations in respect of periods prior to such termination. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall have no further obligations to the Executive other than for the payment of Accrued Obligations in respect of periods prior to such termination. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, each and every Compensatory Award that is outstanding as of the time immediately prior to the Date of Termination shall be immediately terminated.

        5.     Non-exclusivity of Rights.    Except as provided in Section 4 of this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Execrative may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as such plan, policy, practice or program is superseded by this Agreement.

        6.     Confidential Information.    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as "Confidential Information"). For a period of 5 years following the termination of the Executive's employment with the Company, the

Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, use or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Also, within 14 days of the termination of Executive's employment for any reason, Executive shall return to Company all documents and other tangible items of or containing Company information which are in Executive's possession, custody or control. As used in this Agreement, the term "affiliated companies" shall include, when used with reference to the Company, any entity controlled by, controlling or under common control with the Company, and any entity which owns at least a 10% economic or voting interest in the Company.

        7.     Covenant Not to Compete; Nonsolicitation.

          (a)   Executive recognizes that in each of the highly competitive businesses in which the Company is engaged, the Company's trade secrets and other Confidential Information, along with personal contacts, are of primary importance in securing new drilling prospects, producing property acquisitions and customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Executive, therefore, agrees that during the Employment Period and (A) for a period of one year after the Date of Termination, he will not, within the Area of Mutual Interest, as defined in that certain Area of Mutual Interest Agreement made as of June 23, 2003, by and among the Company, CCBM, Inc., a Delaware corporation, Carrizo Oil & Gas, Inc., a Delaware corporation, Rocky Mountain Gas, Inc., a Wyoming corporation, U.S. Energy, Inc., a Delaware corporation, and the CSFB Parties (the "Relevant Geographic Area") (i) accept employment, advise, assist or render service in any way, directly or indirectly, to any person that is engaged in a business directly competitive with the business then engaged in by the Company or any of its affiliated companies or (ii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Company or any of its affiliated companies and (B) for a period of two years after the Date of Termination he will not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or any subsidiary thereof at any time during the one-year period immediately preceding such solicitation (all of the foregoing activities are collectively referred to as the "Prohibited Activity").

        The Executive shall not, directly or indirectly, make or cause to be made and shall use his best efforts to cause the officers, directors, employee, agents and representatives of any entity or person controlled by the Executive not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to way person or entity, including members of the investment community, press, and customers, competitors and advisors to the Company, about the Company, its shareholders, subsidiaries or affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of the Company, its shareholders, subsidiaries or affiliates.

          (b)   In addition to all other remedies at law or in equity which the Company may have for breach of a provision of this Section 7 by the Executive, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. If the provisions of this Section 7 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.

          (c)   The covenants of the Executive set forth in this Section 7 are independent of and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or the breach by the Company of any other agreement between the Company and the Executive shall not affect the validity of the provisions of this Section 7 or constitute a defense of the Executive in any suit or action brought by the Company to enforce any of the provisions of this Section 7 or seek any relief for the breach thereof by Executive.

          (d)   The Executive acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 7 are ancillary or a part of; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement; including, without limitation, the provision by the Company of Confidential Information to the Executive as contemplated by Section 6, gives rise to the Company's interest in restraining and prohibiting the Executive from engaging in the Prohibited Activity within the Relevant Geographic Area as provided under this Section 7, and the Executive's covenant not to engage in the Prohibited Activity within the Relevant Geographic Area pursuant to this Section 7 is designed to enforce the Executive's consideration (or return promises), including, without limitation, the Executive's promise to not disclose Confidential Information under this Agreement.

        8.     Successors.

          (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, executors and other legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 8(c).

          (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to substantially all of this business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        9.     Miscellaneous.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction. The Company and Executive each irrevocably agree to waive their right to a trial by jury in any legal action or proceeding with respect to this Agreement.

          (b)   The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (c)   This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

          (d)   All notices and other communications hereunder shall be in writing and shall be given, if by the Executive to the Company, by telecopy or facsimile transmission at the telecommunications number set forth below and, if by either the Company or the Executive, either by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    Name: Peter G. Schoonmaker
    12 Woodland Park Road
    Sheridan, Wyoming 82801

    If to the Company:

    Pinnacle Gas Resources, Inc.
    1 E. Alger, Suite 206
    Sheridan, Wyoming 82801
    Fax Number: (307) 673-9711
    Attention: Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (e)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f)    The Company may withhold from any amounts payable under this Agreement (i) such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation and (ii) any amounts payable by the Executive to the Company under any agreement, loan or other arrangement.

          (g)   The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be decreed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (h)   This Agreement contains the complete and total understanding of the parties concerning the subject matter hereof and expressly supersedes any previous agreement between the parties relating to the subject matter hereof.

          (i)    This Agreement shall become effective as of June 23, 2003 (the "Agreement Effective Date").

          (j)    This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

[END OF PAGE]

        IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all to be effective as of the Agreement Effective Date.

PINNACLE GAS RESOURCES, INC.
By:	/s/ Peter G. Schoonmaker Name: Peter G. Schoonmaker Title: CEO
/s/ Peter G. Schoonmaker Peter G. Schoonmaker

Exhibit A
Description of Duties and Responsibilities

EXHIBIT TO EMPLOYMENT AGREEMENT FOR PETER G. SCHOONMAKER

        As Chief Executive Office, Peter G. Schoonmaker will report to the Board of Directors of Pinnacle Gas Resources, Inc. I shall be responsible for all strategic and day-to-day operations of Pinnacle Gas Resources, Inc., within approved annual budget and strategic plans for good corporate governance and behavior. As Executive, I will maintain a business orientation for action and results.

        I will provide leadership for all strategic and management activities within the Company, including actions intended to provide profitable, quality performance. As Executive I will be responsible for hiring, promotion, discipline and training of all personnel for whom I am directly responsible for, subject to review and approvals as required by the Board of Directors. I will also be responsible for establishing and implementing policies guiding the operations of the Company.

        As Chief Executive Officer, I will lead the drilling, development, and acquisition activities of Pinnacle Gas Resources, Inc., in concert with subordinate executives and administrative and support functions, with the objective of sustaining growth in earnings, cash flow and net revenues, responding to changing market conditions, protecting the interests of shareholders and meeting the needs of the Corporation as defined by the Board of Directors. I will cause to be proposed an annual budget and objectives reflecting the goals of the Corporation, as approved by the Board of Directors, and to conduct operations, within that approved budget and those objectives.

        In the position of Chief Executive Officer, I will propose and support acquisitions, divestiture and due diligence efforts and oversee their implementation, and I will be expected to facilitate change to benefit the Corporation.

        I will continue to develop positive relationships within the communities that Pinnacle operates. I will build upon the relationships that I have established with regulatory personnel and landowners to provide for timely development of the assets.

        Performance will be measured by results against annually approved budgets and specific criteria defined with and by the Board of Directors.

Sincerely

Peter G. Schoonmaker
CEO, Pinnacle Gas Resources, Inc.

QuickLinks

Exhibit A Description of Duties and Responsibilities
EXHIBIT TO EMPLOYMENT AGREEMENT FOR PETER G. SCHOONMAKER